UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2022

Alphatec Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1950 Camino Vida Roble
Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 431-9286

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2022 (the “Closing Date”), Alphatec Holdings, Inc. (the “Company”), together with its wholly owned subsidiary, Alphatec Spine, Inc. (“Spine,” and together with the Company, the “Borrowers”), entered into an asset-based revolving credit facility in the maximum aggregate amount of $50 million (the “Revolving Facility” and the loans drawn thereunder, the “Loans”), pursuant to the terms and conditions of that certain Credit, Security and Guaranty Agreement, dated as of September 29, 2022 (the “Credit Agreement”), by and among the Borrowers, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, MidCap Financial Trust and the other lenders from time to time party thereto (the “Lenders”), and MidCap Funding IV Trust, as administrative agent (in such capacity, the “Agent”). The Borrowers will use the proceeds of the Loans to pay transaction fees and for working capital needs and general corporate purposes of the Borrowers and their subsidiaries. Under certain circumstances the commitments of the Lenders under the Revolving Facility may be increased by additional amounts up to $25 million, for a total of $75 million.

Availability of the Loans under the Revolving Facility at any time is subject to the Borrowing Base, which is equal to (i) the sum of (a) 85% of the Eligible Accounts (the accounts receivable of the Borrowers’ qualified under the terms of the Credit Agreement) plus (b) 40% of the Eligible Inventory (the inventory of the Borrowers’ qualified under the terms of the Credit Agreement, and in any event not to exceed the lesser of $15 million or 50% of the Borrowing Base) minus (ii) the sum of all reserves.

The Loans bear interest at the sum of Term SOFR plus 3.5% per annum, and mature on the earlier of (i) September 29, 2027 or (ii) 90 days prior to the final maturity date of any of the Company’s outstanding convertible senior notes due 2026 (such date, the “Maturity Date”). In connection with the Revolving Facility, the Borrowers are obligated to pay certain unused line fees, minimum balances fees, collateral management fees, audit fees and other fees. The Borrowers may borrow, repay and reborrow the Loans prior to the Maturity Date, subject to the terms of the Credit Agreement.

As security for its obligations under the Credit Agreement, the Borrowers granted the Agent, for the benefit of the Lenders, a continuing security interest in substantially all of their assets, excluding intellectual property and subject to certain customary exceptions. The obligations of the Borrowers are also secured by a first priority lien on the equity interests held by the Borrowers in their subsidiaries.

The Credit Agreement includes customary conditions to borrowing, representations and warranties and covenants, including affirmative covenants and negative covenants that restrict the Borrowers’ and their subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, make investments, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock and enter into certain transactions with affiliates, in each case subject to certain exceptions. The Credit Agreement also has a financial covenant requiring the Borrowers to maintain $10 million of liquidity at all times.

The Credit Agreement also contains customary events of default, including among other things, the Borrowers’ failure to make any principal or interest payments when due, the occurrence of certain bankruptcy or insolvency events, or the Borrowers’ breach of the covenants under the Credit Agreement. Upon the occurrence of an event of default, the Lenders may, among other things, accelerate the Borrowers’ obligations under the Credit Agreement.

The above description of the Credit Agreement is a summary and is not complete. A copy of the Credit Agreement is filed as exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified in its entirety by reference to the terms of the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1

Credit Agreement, dated as of September 29, 2022, by and among Alphatec Holdings, Inc., Alphatec Spine, Inc. and the other borrowers from time to time party thereto, the guarantors from time to time party thereto, MidCap Financial Trust and the other lenders from time to time party thereto, and MidCap Funding IV Trust, as administrative agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alphatec Holdings, Inc.

Date:	October 3, 2022	By:	/s/ J. Todd Koning
J. Todd Koning Executive Vice President and Chief Financial Officer